PRESS RELEASE

Available for Immediate Publication: October 25, 2005
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Declares a $.05 per Share Fourth Quarter Cash Dividend

Merced, California, October 25, 2005 -Capital Corp of the West (NASDAQ:NMS: CCOW), the holding company for County Bank, Central California’s Community Bank, announced today, that its board of directors has declared a $0.05 per share fourth quarter 2005 cash dividend for shareholders of record as of November 4, 2005, payable on November 25, 2005.

“We are very pleased that the continued strong performance of our expanding franchise allows for the payment of this fourth quarter 2005, cash dividend to our shareholders,” stated Tom Hawker Chief Executive Officer of Capital Corp of the West. “The 2005 year is forecast to be an exceptional one for our shareholders in that our franchise is predominantly located in the central valley of California, a region that is experiencing robust economic activity. The maintenance of this $0.05 cash dividend marks our eighth consecutive quarter of cash dividends, and, after our recent 2005 second quarter 9:5 stock split effectively provides an 80% gain in the cash dividend relative to a year ago.”

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has 28 years of service as “Central California’s Community Bank.”Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has a 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven financial institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.

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